Exhibit 5.1

On letterhead of Gibson, Dunn & Crutcher LLP

April 22, 2005

(213) 229-7000	C 56314-00008

(213) 229-7520

Leslie’s Poolmart, Inc.

3925 E. Broadway Road

Phoenix, Arizona 85040

Re:     Exchange of 7 3/4% Senior Notes due 2013 – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Leslie’s Poolmart, Inc., a Delaware corporation (the “Issuer”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the proposed offer to exchange (the “Exchange Offer”) up to $170,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2013 of the Issuer (the “Exchange Notes”), registered under the Securities Act of 1933, as amended, for a like aggregate principal amount of 7 3/4% Senior Notes due 2013 issued on January 25, 2005 (the “Outstanding Notes”). The Exchange Notes will be issued pursuant to the terms of the Indenture, dated as of January 25, 2005 (the “Indenture”), between the Issuer and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

As such counsel, we have examined, among other things, (i) the Registration Statement on Form S-4 to be filed by the Issuer with the Securities and Exchange Commission (“Commission”) to register the issuance of the Exchange Notes under the Securities Act of 1933, as amended; (ii) the Indenture; and (iii) the form of the Exchange Notes to be issued in the Exchange Offer. The Exchange Notes and the Indenture are sometimes referred to herein collectively as the “Documents.” We have also made such other inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for the purposes of this opinion.

In rendering this opinion, we have assumed:

Leslie’s Poolmart, Inc.

April 22, 2005

(a) Each party to the Documents (i) is a validly existing corporation in good standing under the laws of its state of incorporation, (ii) has all requisite power and authority to execute, deliver and perform its obligations under the Documents, (iii) has duly authorized, by all necessary action on such party’s part, the execution and delivery of each such Document and the performance of such obligations and (iv) has duly executed and delivered each such Document;

(b) Each of the Documents is the legal, valid and binding obligation of, and is enforceable against, each party thereto (other than the Issuer, as to which the assumptions in this clause (b) do not apply) in accordance with its terms;

(c) The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized to execute and deliver such documents, the documents submitted to us as originals are authentic, and the documents submitted to us as certified or reproduction copies conform to the originals;

(d) There are no agreements or understandings between or among the Issuer and other parties to the Documents, or third parties, that would expand, modify or otherwise affect the terms of the Documents or the respective rights or obligations of the parties thereunder; and

(e) The issuance and delivery of the Exchange Notes will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Issuer or any restriction imposed by any court or governmental body having jurisdiction over the Issuer.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that:

(1) when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Original Notes pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will be legal, valid and binding obligations of the Issuer.

The foregoing opinions are subject to the following exceptions, qualifications and limitations:

A. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Leslie’s Poolmart, Inc.

April 22, 2005

B. We express no opinion regarding the effectiveness (i) of any waiver (whether or not stated as such) under the Documents, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) of any waiver (whether or not stated as such) contained in the Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) of provisions relating to indemnification, exculpation or contribution, (iv) of any provisions of the Documents that may be construed as penalties or forfeitures; or (v) of any covenants (other than covenants relating to the payment of principal, interest, premium, indemnities and expenses) in the Indenture to the extent they are construed to be independent requirements as distinguished from conditions to the declaration or occurrence of a default or any event of default.

C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America, and this opinion is limited to the effect of the present state of the laws of the State of New York and the United States of America. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts.

D. We express no opinion as to the applicability to, or the effect of noncompliance by, the holders of the Exchange Notes or the Trustee with any state or federal laws applicable to the transactions contemplated by the Documents because of the nature of the business of such party.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

GIBSON, DUNN & CRUTCHER LLP